                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           Thermo Remediation, Inc.
                (Name of Registrant as Specified In Its Charter)

                           Thermo Remediation, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

[THERMO REMEDIATION LOGO HERE]









                                                August ___, 1996


Dear Stockholder:

      The enclosed Notice calls the 1996 Annual Meeting of the Stockholders of Thermo Remediation Inc. I respectfully request all Stockholders attend this Meeting, if possible.

      Our Annual Report for the year ended March 30, 1996 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

      Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, The First National Bank of Boston, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by proxy.

      I would appreciate your immediate attention to the mailing of this Proxy.

                                           Yours very truly,




                                           JOHN P. APPLETON
                                           Chairman and Chief Executive Officer

[THERMO REMEDIATION LOGO HERE]





                                                      August ___, 1996


To the Holders of the Common Stock of
      THERMO REMEDIATION INC.


                            NOTICE OF ANNUAL MEETING

     The 1996 Annual Meeting of the Stockholders of Thermo Remediation Inc. (the "Corporation") will be held on Wednesday, September 25, 1996, at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts. The purposes of the Meeting are to consider and take action upon the following matters:

      1.    Election of seven Directors.

      2. A proposal recommended by the Board of Directors to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock, $.01 par value per share, from 20 million shares to 50 million shares.

      3. Such other business as may properly be brought before the Meeting and any adjournment thereof.

      The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is August 5, 1996.

      The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

      This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.


                                                      SANDRA L. LAMBERT
                                                          Secretary

                                PROXY STATEMENT

      The enclosed Proxy is solicited by the Board of Directors of Thermo Remediation Inc. (the "Corporation") for use at the 1996 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, September 25, 1996, at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 1964 South Orange Blossom Trail, Apopka, Florida 32703. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about August ___, 1996.

                               VOTING PROCEDURES

      The Board of Directors intends to present to the Meeting the election of seven Directors, constituting the entire Board of Directors, as well as one other matter: a proposal to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock, $.01 par value ("Common Stock"), from 20 million shares to 50 million shares.

      The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed Proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

      Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal and as the individuals named as proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting.

      In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the proposal to increase the authorized Common Stock, the affirmative vote of a majority of the Corporation's outstanding Common Stock entitled to vote on the matter is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. Broker "non-votes" on the proposal to increase the authorized Common Stock will have the effect of a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

      A Stockholder who returns a Proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated Proxy or by voting by ballot at the Meeting.

      The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of August 5, 1996, consisted of __________ shares of Common Stock. Only Stockholders of record at the close of business on August 6, 1996, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 --PROPOSAL 1--

                             ELECTION OF DIRECTORS

      Seven Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

      Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporations, Thermo TerraTech Inc. ("Thermo TerraTech") and Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation.

- -------------------------------------------------------------------------------
JOHN P. APPLETON              Dr. Appleton, 61, has been Chairman, Chief
                              Executive Officer and a Director of the
                              Corporation since September 1993. Dr. Appleton has
                              been President, Chief Executive Officer and a
                              Director of Thermo TerraTech since September 1993,
                              and has served as a Vice President of Thermo
                              Electron since 1975 in various managerial
                              capacities.
- -------------------------------------------------------------------------------
ELIAS P. GYFTOPOULOS          Dr. Gyftopoulos, 68, has been a Director of the
                              Corporation since November 1994. He had been the
                              Ford Professor of Mechanical Engineering and of
                              Nuclear Engineering at the Massachusetts Institute
                              of Technology for more than five years prior to
                              his retirement in April, 1996. Dr. Gyftopoulos is
                              also a director of Thermo Electron, Thermo
                              Cardiosystems Inc., ThermoLase Corporation,
                              ThermoSpectra Corporation, Thermo Voltek Corp. and
                              Trex Medical Corporation.
- -------------------------------------------------------------------------------
FRED HOLUBOW                  Mr. Holubow, 57, has been a Director of the
                              Corporation since June 1992. Mr. Holubow has been
                              Vice President of Pegasus Associates, an
                              investment management firm, for more than five
                              years. Mr. Holubow is also a director of
                              BioTechnology General.
- -------------------------------------------------------------------------------
THEO MELAS-KYRIAZI            Mr. Melas-Kyriazi, 37, has been a Director of the
                              Corporation since June 1992. Mr. Melas-Kyriazi has
                              been the President of ThermoSpectra Corporation
                              since its formation in August 1994. Prior to that,
                              Mr. Melas-Kyriazi was Treasurer of the Corporation
                              from January 1991 to September 1994 and was
                              Treasurer of Thermo Electron from May 1988 to
                              August 1994. Mr. Melas-Kyriazi is also a director
                              of ThermoSpectra Corporation and Thermo Voltek
                              Corp.
- -------------------------------------------------------------------------------
FRANK E. MORRIS               Dr. Morris, 72, has been a Director of the
                              Corporation since 1993. Dr. Morris served as the
                              Peter Drucker Professor of Management at Boston
                              College from 1989 to 1994, and as President of the
                              Federal Reserve Bank of Boston from 1968 until he
                              retired in 1988. Dr. Morris is a director of
                              Thermo Electron and is a trustee of SEI Liquid
                              Asset Trust, SEI Cash Plus Trust, SEI Tax Exempt
                              Trust, SEI Index Funds, SEI International Trust,
                              SEI Institutional Managed Trust, The Capitol
                              Mutual Funds, FFB Lexicon Funds and The Arbor
                              Fund.
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
JEFFREY L. POWELL             Jeffrey L. Powell, 38, has been President, Chief
                              Operating Officer and a Director of the
                              Corporation since December 1991. From March 1989,
                              upon the acquisition by Thermo TerraTech of its
                              soil-remediation technology, until January 1991,
                              Mr. Powell was Vice President, Sales and
                              Marketing, and from January 1991 through December
                              1991 was President, of the Corporation.
- -------------------------------------------------------------------------------
WILLIAM A. RAINVILLE          William A. Rainville, 54, has been a Director of
                              the Corporation since June 1993. Mr. Rainville has
                              been President and Chief Executive Officer of
                              Thermo Fibertek Inc., a subsidiary of Thermo
                              Electron, since its inception in 1991 and a
                              director of that company since January 1992. Mr.
                              Rainville was the President and Chief Executive
                              Officer of Thermo Electron Web Systems Inc., a
                              subsidiary of Thermo Electron and the predecessor
                              to Thermo Fibertek Inc., from 1984 until 1993. Mr.
                              Rainville has been a Senior Vice President of
                              Thermo Electron since March 1993 and a Vice
                              President since 1986. Mr. Rainville is also a
                              director of Thermo TerraTech and Thermo Fibertek
                              Inc.
- -------------------------------------------------------------------------------


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

      The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Mr. Holubow (Chairman) and Dr. Morris. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Dr. Morris (Chairman), Dr. Gyftopoulos and Mr. Holubow. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met seven times, the Audit Committee met twice and the Human Resources Committee met five times during fiscal 1996. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during fiscal 1996.

COMPENSATION of DIRECTORS

      CASH COMPENSATION. Directors who are not employees of the Corporation, of Thermo Electron or of any other company affiliated with Thermo Electron (also referred to as "outside Directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of Directors' fees is made quarterly. Dr. Appleton, Mr. Melas-Kyriazi, Mr. Powell and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

      DEFERRED COMPENSATION PLAN FOR DIRECTORS. Under the Corporation's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo TerraTech or Thermo Electron; or
(b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of Directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo TerraTech or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 37,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 30, 1996, deferred units equal to 3,391 full shares of Common Stock were accumulated under the Deferred Compensation Plan.

      DIRECTORS STOCK OPTION PLAN. The Corporation's Directors Stock Option Plan, which was amended in 1995 ("Directors Plan"), provides for the grant of stock options to purchase shares of Common Stock to outside Directors as additional compensation for their service as Directors. Prior to the amendment of the Directors Plan, new Directors were automatically granted options to purchase 22,500 shares of Common Stock upon their election or appointment. In addition, eligible Directors were granted options to purchase Common Stock on a quarterly basis according to the following formula: 200 shares for each meeting of the Board of Directors held during the quarter and attended in person by the recipient and 100 shares for each telephone meeting or committee meeting of the Board of Directors held during the quarter in which the recipient participated. Effective January 1, 1995, the grant of stock options based on meeting attendance was eliminated.

      The Directors Plan presently provides that outside Directors first appointed or elected during 1996 will be automatically granted options to purchase 18,000 shares of Common Stock. The size of the award to new Directors is reduced by 4,500 shares each year thereafter until 1998, when the initial grant will be eliminated entirely. Options granted upon a Director's election or appointment may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the fifth anniversary of the grant date. Such options are subject to restrictions on resale and to the repurchase by the Corporation of the shares subject to option at the exercise price if the Director ceases to serve as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron, for any reason other than death. The restriction and repurchase rights lapse in equal installments of 4,500 shares starting with the first anniversary of the grant date, provided the Director has continuously served as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron since the grant date.

      Commencing with the 1998 Annual Meeting of Stockholders, outside Directors will receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

      The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days preceding and including the date of grant. An aggregate of 150,000 shares of Common Stock has been reserved for issuance under the Directors Plan.

                                STOCK OWNERSHIP

      The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo TerraTech and Thermo Electron, as of July 1, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and current executive officers as a group.


                                             THERMO        THERMO ELECTRON        THERMO
      NAME(1)                         REMEDIATION INC.(2)  (CORPORATION(3)    TERRATECH INC.(4)
      -------                         -------------------  ---------------    -----------------

Thermo TerraTech Inc.(5) ..............   8,697,240               N/A                 N/A
William Harris Investors Inc.(6) ......   1,057,226               N/A                 N/A
John P. Appleton ......................      63,000           143,266             216,942
Elias P. Gyftopoulos ..................      27,600            70,570               1,500
Fred Holubow ..........................      52,554             6,000              16,500
Nels A. Johnson .......................      22,250            19,908              13,072
James Lousararian .....................      72,000             7,525              27,119
Theo Melas-Kyriazi ....................      22,500           166,164              10,520
Frank E. Morris .......................      26,118            22,389               1,500
Jeffrey L. Powell .....................     111,000            43,042              82,968
William A. Rainville ..................      24,000           252,593              60,000
Bruce J. Taunt ........................      18,000            11,852              44,688
All Directors and current executive
  officers as a group (13 persons)(7)..     533,027         1,525,192             546,167

- ---------

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

(2) Shares beneficially owned by Dr. Appleton, Dr. Gyftopoulos, Mr. Holubow, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Powell, Mr. Rainville, Mr. Taunt and all Directors and executive officers as a group include 63,000, 27,600, 24,450, 22,250, 70,500, 22,500, 24,450,
     111,000, 22,500, 18,000 and 443,750 shares, respectively, that such person or group has the right to acquire within 60 days of July 1, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Holubow, Dr. Morris and all Directors and executive officers as a group include 1,722, 1,668 and 3,390 shares, respectively, that had been allocated through July 1, 1996, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of July 1, 1996; all Directors and executive officers as a group beneficially owned 4.0% of the Common Stock outstanding as of such date.

(3) The shares of common stock of Thermo Electron reported in the table reflect a three-for-two split of such stock effected on June 5, 1996. Shares beneficially owned by Dr. Appleton, Dr. Gyftopoulos, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Powell, Mr. Rainville, Mr. Taunt and all Directors and executive officers as a group include 104,357, 8,875, 16,082, 4,275, 116,772, 8,875, 39,374, 205,648, 10,462 and 962,229
     shares, respectively, that such person or group has the right to acquire within 60 days of July 1, 1996 through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Mr. Powell, Mr. Taunt and all Directors and executive officers as a group include 1,417, 715, 468, 873, 497, 166 and 7,202 full shares, respectively, allocated through June 30, 1996 to accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were as of July 1, 1996 executive officers of Thermo Electron ("ESOP"). Shares beneficially owned by Dr. Morris and all Directors and executive officers as a group each include 10,099 shares allocated through July 1, 1996, to Dr. Morris' account maintained pursuant to Thermo Electron's Deferred Compensation Plan for Directors. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of July 1, 1996; all Directors and executive officers as a group beneficially owned approximately 1.1% of the Thermo Electron common stock outstanding as of such date.

(4) Shares of the common stock of Thermo TerraTech beneficially owned by Dr. Appleton, Dr. Gyftopoulos, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Powell, Mr. Rainville, Mr. Taunt and all Directors and executive officers as a group include 215,000, 1,500, 12,000, 27,000, 10,000, 1,500, 63,000, 60,000, 42,000 and 477,000 shares, respectively, that such person or group has the right to acquire within 60 days of July 1, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Holubow and all Directors and executive officers as a group include 16,500 shares, respectively, that such person or group has the right to acquire within 60 days of July 1, 1996, through the exercise of stock purchase warrants acquired in connection with private placements of the securities of Thermo TerraTech and one or more of the Corporation's subsidiaries on terms identical to terms granted to unaffiliated investors. Shares beneficially owned by Dr. Appleton, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Mr. Powell, Mr. Taunt and all Directors and executive officers as a group include 208, 114, 119, 201, 133, 53 and 1,250 full shares, respectively, allocated through June 30, 1996 to accounts maintained pursuant to the ESOP. Except for Dr. Appleton, who beneficially owned approximately 1.2% of the common stock of Thermo TerraTech outstanding as of July 1, 1996, no Director or executive officer beneficially owned more than 1% of such common stock outstanding as of July 1, 1996; all Directors and executive officers as a group beneficially owned 2.9% of the Common Stock outstanding as of such date.

(5) Includes 269,583 shares of Common Stock that Thermo TerraTech has the right to acquire within 60 days of July 1, 1996 through the conversion of convertible securities. Thermo TerraTech owned 66.3% of the Common Stock outstanding as of July 1, 1996. The address of Thermo TerraTech is 12068 Market Street, Livonia, Michigan 48150.

(6) Based on information provided in the Schedule 13G of William Harris Investors, Inc. ("Harris") dated February 12, 1996, these shares of Common Stock have been acquired by Harris on behalf of Irving B. Harris, Jerome Kahn Jr. and Marc A. Neuerman, three discretionary clients of Harris. Harris is an investment adviser registered under Section 203 of the Investment Adviser Act of 1940, as amended. Its address is 2 North LaSalle Street, Suite 300, Chicago, Illinois 60602.

(7) While certain Directors or executive officers of the Corporation are also directors and/or executive officers of Thermo Electron or its subsidiaries, all such persons disclaim beneficial ownership of the shares of Common Stock of the Corporation owned by Thermo TerraTech and the shares of common stock of Thermo TerraTech owned by Thermo Electron.

DISCLOSURE OF CERTAIN LATE FILINGS

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo TerraTech and Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1996, except in the following instances. The Form 3 for Mr. Nels Johnson, appointed a vice president of the Corporation effective June 30, 1995, was filed four days late, on July 14, 1995. In addition, the Form 4 for March 1996 filed on behalf of Thermo Electron, reporting the grant of employee stock options, was filed eight days late.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers for the last three fiscal years.

      The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.


                                 SUMMARY COMPENSATION TABLE
- -----------------------------------------------------------------------------------------------------
                                                                 LONG TERM
                                      ANNUAL COMPENSATION       COMPENSATION
                                      -------------------       ------------
                                                            SECURITIES UNDERLYING
                             FISCAL                           AWARDS OF OPTIONS
  NAME AND                   ------                          (NO. OF SHARES AND          ALL OTHER
PRINCIPAL POSITION            YEAR     SALARY     BONUS          COMPANY(1)            COMPENSATION(2)
- ------------------            ----     ------     -----          ---------             --------------

John P. Appleton(3)           1996    $168,750   $100,000            --                   $ 6,919
  Chief Executive Officer     1995    $146,250   $100,000            --                   $11,171
                              1994    $ 75,533   $ 80,000        63,000 (THN)             $11,115
- -----------------------------------------------------------------------------------------------------
Jeffrey L. Powell             1996    $116,000   $ 60,000           300 (TMO)             $ 6,646
  President and Chief                                             2,000 (TBA)
  Operating Officer                                               2,000 (TSR)
                                                                  5,000 (TLZ)
                                                                  2,000 (TLT)
                                                                  6,000 (TMQ)
                                                                  4,000 (TXM)
                              1995    $108,000   $ 63,500        15,000 (THN)             $ 6,858
                                                                 10,000 (TTT)
                                                                 22,725 (TMO)
                              1994    $101,600   $ 46,675(4)     96,000 (THN)             $ 4,484
                                                                 13,000 (TTT)
                                                                  5,625 (TMO)
- -----------------------------------------------------------------------------------------------------
James Lousararian             1996    $102,000   $ 33,000            --                   $ 6,636
  Vice President, Sales       1995    $ 96,000   $ 49,500        10,500 (THN)             $ 6,078
  and Marketing                                                   4,000 (TTT)
                              1994    $ 96,000   $ 39,075(4)     60,000 (THN)             $ 5,314
                                                                  7,000 (TTT)
                                                                  2,250 (TMO)
- -----------------------------------------------------------------------------------------------------
Bruce J. Taunt(5)             1996    $ 95,000   $ 35,000         7,500 (TMO)             $ 5,246
  Vice President, Finance             $ 91,000   $ 28,000         3,000 (THN)             $ 5,203
  and Administration          1995                                4,000 (TTT)
- -----------------------------------------------------------------------------------------------------
Nels R. Johnson(6)
  Vice President              1996    $ 93,600   $ 25,000        20,000 (THN)             $ 4,730
- -----------------------------------------------------------------------------------------------------

- ----------

(1) Options to purchase Common Stock of the Corporation awarded to executive officers are followed by the designation "THN". In addition, executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo Remediation (designated in the table as THN), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Sentron Inc. (designated in the table as TSR), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as
     TLT), ThermoQuest Corporation (designated in the table as TMQ), and Trex Medical Corporation (designated in the table as TXM). The shares of common stock of Thermo Electron reported in the table reflect a three-for-two split of such stock effected on June 5, 1996 in the form of a 50% stock dividend. Dr. Appleton has served as an officer of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

(2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(3) Dr. Appleton was appointed chairman and chief executive officer of the Corporation effective September 1, 1993. Dr. Appleton is also a vice president of Thermo Electron and chief executive officer of Thermo TerraTech. Reported in the table under "Annual Compensation" are total amounts paid to Dr. Appleton for his service in all capacities to Thermo Electron companies since September 1, 1993. The Human Resources Committee of the Board of Directors of the Corporation reviews total annual compensation to be paid to Dr. Appleton from all sources within the Thermo Electron organization and approves the allocation of a percentage of annual compensation (salary and bonus) for the time he devotes to the affairs of the Corporation. For 1996, 1995 and 1994, 20%, 20% and 0%, respectively, of Dr. Appleton's annual compensation was allocated to the Corporation. The bonuses paid to Dr. Appleton in fiscal 1996, 1995 and 1994 relate to performance for Thermo Electron's fiscal year, which corresponds to the calendar year ended on December 29, 1995, December 31, 1994 and January 1, 1994, respectively.

(4) In fiscal 1994, the Corporation changed its compensation practices to make compensation decisions based on fiscal year performance rather than calendar year performance. As a consequence, the bonuses paid to Mr. Powell and Mr. Lousararian in fiscal 1994 related to a 15-month period from January 3, 1993 through April 2, 1994.

(5) Mr. Taunt was appointed an executive officer of the Corporation on November 1, 1994.

(6) Mr. Johnson was appointed an executive officer of the Corporation on June 30, 1995.

STOCK OPTIONS GRANTED DURING FISCAL 1996

      The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

      Dr. Appleton has served as a vice president of Thermo Electron since 1975 and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation. During fiscal 1996, no options to purchase Common Stock were granted to Dr. Appleton or Mr. Lousararian.


                                     OPTION GRANTS IN FISCAL 1996
- --------------------------------------------------------------------------------------------------------

                                                                                  POTENTIAL REALIZABLE
                                          PERCENT OF                                VALUE AT ASSUMED
                                         TOTAL OPTIONS                            ANNUAL RATES OF STOCK
                  NUMBER OF SECURITIES    GRANTED TO     EXERCISE                 PRICE APPRECIATION FOR
                  UNDERLYING OPTIONS     EMPLOYEES IN    PRICE PER    EXPIRATION        OPTION TERM
     NAME                GRAN            FISCAL YEAR      SHARE          DATE           -----------
     ----                ----            -----------      -----          ----
                                             (2)                                      5%         10%
                                             ---                                      --         ---

Jeffrey L. Powell      300 (TMO)            0.02%         $24.85        5/23/98    $  1,176    $  2,469
                     2,000 (TBA)             0.4%         $10.00        3/11/08    $ 15,920    $ 42,760
                     2,000 (TSR)             0.4%         $14.00        3/11/08    $ 22,280    $ 59,880
                     5,000 (TLZ)             0.4%         $22.75       11/28/07    $ 90,550    $243,250
                     2,000 (TLT)             0.6%         $10.00        3/11/08    $ 15,920    $ 42,760
                     6,000 (TMQ)             0.2%         $13.00        3/11/08    $ 62,100    $166,800
                     4,000 (TXM)             0.3%         $11.00        3/11/08    $ 35,000    $ 94,080
- --------------------------------------------------------------------------------------------------------
Bruce J. Taunt       7,500 (TMO)             0.5%         $30.27        9/22/02    $ 92,400    $215,400
- --------------------------------------------------------------------------------------------------------
Nels R. Johnson     20,000 (THN)            10.9%         $14.93       10/24/07    $237,600    $638,600
- --------------------------------------------------------------------------------------------------------

- ----------

(1) In addition to the grant of options to purchase Common Stock of the Corporation (designated in the table as THN), options have been granted during fiscal 1996 to the named executive officers to purchase the common stock of Thermo Electron (designated in the table as TMO), Thermo Remediation (designated in the table as THN), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Sentron Inc. (designated in the table as TSR), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), ThermoQuest Corporation (designated in the table as TMQ), and Trex Medical Corporation (designated in the table as TXM). All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase the common stock of Thermo BioAnalysis Corporation and ThermoLyte Corporation, which are not exercisable until that company's stock is publicly traded. However, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected on June 5, 1996 in the form of a 50% stock dividend.

(2) All of the options reported in the table except those options granted to Mr. Johnson were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.



STOCK OPTIONS EXERCISED DURING FISCAL 1996

     The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.

          AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996 YEAR-End OPTION VALUES
- ----------------------------------------------------------------------------------------------------
                                                                      NUMBER OF           VALUE OF
                                                                     UNEXERCISED         UNEXERCISED
                                                                  OPTIONS AT FISCAL     IN-THE-MONEY
                                            SHARES                    YEAR-END             OPTIONS
                                           ACQUIRED     VALUE       (EXERCISABLE/       (EXERCISABLE/
     NAME                COMPANY         ON EXERCISE   REALIZED     UNEXERCISABLE)      UNEXERCISABLE)
     ----                -------         -----------   --------     --------------      --------------

John P. Appleton(2) Thermo Remediation          --           --       63,000/0           $453,285/0
- ----------------------------------------------------------------------------------------------------
Jeffrey L. Powell   Thermo Remediation          --           --      111,000/0           $731,145/--
                    Thermo TerraTech        10,800      $75,168       63,000/0(3)        $342,535/--
                    Thermo BioAnalysis          --           --            0/2,000(5)    $      0/--
                    Thermo Electron             --           --       38,774/0(4)        $868,001/--
                    Thermo Fibertek             --           --        4,500/0           $ 53,249/--
                    Thermo Sentron              --           --        2,000/0           $  4,000/--
                    ThermoLase                  --           --        5,000/0           $  7,500/--
                    ThermoLyte                  --           --            0/2,000(5)    $      0/--
                    ThermoQuest                 --           --        6,000/0           $ 24,000/--
                    Trex Medical                --           --        4,000/0           $  4,000/--
- ----------------------------------------------------------------------------------------------------
James Lousararian   Thermo Remediation          --           --       70,500/0           $459,998/0
                    Thermo TerraTech         3,600      $33,894       38,250/0(3)        $253,034/0
                    Thermedics               1,500      $22,058            --                  --
                    Thermo Electron          5,061      $98,325        4,275/0           $103,875/0
                    Thermo Fibertek Therm       --           --        4,500/0           $ 53,249/0
                    Thermo Power             2,000      $20,590            --                  --
- ----------------------------------------------------------------------------------------------------
Bruce J. Taunt      Thermo Remediation          --           --       18,000/0           $116,010/0
                    Thermo TerraTech            --           --       42,000/0(3)        $244,210/0
                    Thermo Electron             --           --       10,312/0           $142,756/0
- ----------------------------------------------------------------------------------------------------
Nels R. Johnson     Thermo Remediation          --           --       22,250/0           $ 16,189/--
                    Thermo TerraTech            --           --       12,000/0           $ 56,340/--
                    Thermo Electron             --           --       15,182/0           $389,891/--
                    Thermo Instruments          --           --       20,625/0           $391,538/--
                    Thermo Spectra              --           --          600/0           $  4,425/--
- ----------------------------------------------------------------------------------------------------

- ----------

(1) All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase the common stock of Thermo BioAnalysis Corporation and ThermoLyte Corporation, which are not exercisable until that company's stock is publicly traded. However, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected on June 5, 1996 in the form of a 50% stock dividend.

(2) Dr. Appleton has served as a vice president of Thermo Electron since 1975 and holds unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo

     Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

(3) Options to purchase 15,000, 9,000 and 15,000 shares of the common stock of Thermo TerraTech held by Mr. Powell, Mr. Lousararian and Mr. Taunt, respectively, are subject to the same terms described in footnote (1), except that in the event of the optionee's voluntary resignation or discharge for cause prior to February 8, 1998, all of the shares acquired upon exercise of these options are subject to repurchase by Thermo TerraTech at the exercise price. In addition, all shares acquired upon the exercise of these options are subject to restrictions on resale until February 8, 1998.

(4) Options to purchase 15,000 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(5) No public market existed for the shares underlying these options as of March 29, 1996. Accordingly, no value in excess of exercise price has been attributed to these options.

SEVERANCE AGREEMENTS

      Thermo Electron has entered into severance agreements with several key employees, including Dr. Appleton. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or one of its majority-owned subsidiaries is terminated, for whatever reason, within one year thereafter. For purposes of the agreements, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or
(iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. The benefit under these agreements is stated as an initial percentage which was established by the Board of Directors of Thermo Electron and was generally based upon the employee's age and length of service with Thermo Electron at the time of severance. Benefits are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total remuneration in any 12-month period during the preceding three years. This benefit is reduced by 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be so applied to Dr. Appleton is 40.1%. Assuming that severance benefits would have been payable under such agreements as of April 1, 1996, Dr. Appleton would have received approximately $108,250 in the first year thereof from Thermo Electron.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

      All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

      The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

      External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

     Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's executive officers is outlined below.

      BASE SALARY

      Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in 1995 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

      CASH BONUS

      The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries for executives. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from minus one to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability, contributions to shareholder value, and earnings growth, and includes an evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the stockholders. These measures of achievements are not financial targets that are met, not met or exceeded, but are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron designed to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The relative weighting of these achievements varies depending on the executive's role and responsibilities within the organization.

      The bonuses for named executive officers approved by the Committee with respect to fiscal 1995 performance in each instance exceeded the median potential bonus.

STOCK OPTION PROGRAM

      The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

      The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying duration and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in the parent corporations, Thermo TerraTech and Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

      In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of awards to all employees over a five-year period below 10% of the Corporation's outstanding Common Stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

      Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive, as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the Common Stock of the Corporation's parent corporation, Thermo Electron, and its subsidiaries, were determined by the human resources committee of the board of directors of Thermo Electron using a similar analysis.

POLICY ON DEDUCTIBILITY OF COMPENSATION

      The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million, unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based". Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

CEO COMPENSATION

      Cash compensation for Dr. Appleton is reviewed by both the Committee and the human resources committees of the board of directors of Thermo TerraTech and Thermo Electron, due to his responsibilities as the chief executive officer of the Corporation and Thermo TerraTech and as a vice president of Thermo Electron. Each committee evaluates Dr. Appleton's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron and Thermo TerraTech level, Dr. Appleton is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron and Thermo TerraTech for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo TerraTech and Thermo Electron committees, makes an independent assessment of Dr. Appleton's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the

Corporation, and then agrees to an appropriate allocation of Dr. Appleton's compensation to be paid by the Corporation.

      In December 1995, the Committee conducted its review of Dr. Appleton's proposed salary for calendar 1996 and bonus for calendar 1995 performance. The Committee concurred in the recommendations made by the Thermo TerraTech and Thermo Electron committees, and agreed to an allocation of 20% of Dr. Appleton's total cash compensation for calendar 1995 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. The Committee believes that the total cash compensation for Dr. Appleton for calendar 1995 tends to be below the competitive norm for a similarly sized company with performance comparable to that of the Corporation, and prefers that a significant portion of total compensation be awarded in the form of long-term incentive compensation, such as stock options.

                              Dr. Frank E. Morris (Chairman)
                                  Dr. Elias P. Gyftopoulos
                                      Mr. Fred Holubow

                         COMPARATIVE PERFORMANCE GRAPH

      The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since December 9, 1993 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Ecology & Environmental Inc., Groundwater Technology Inc., Safety Kleen Corp., TRC Cos. Inc. and Roy F. Weston Inc.

           COMPARISON OF TOTAL RETURN AMONG THERMO REMEDIATION INC.,
             THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND THE
        CORPORATION'S PEER GROUP FROM DECEMBER 9, 1993 TO MARCH 29, 1996

- -------------------------------------------------------------------------------






















- ---------------------------------------------------------------------
                   12/9/93         3/31/94        3/31/95     3/29/96
- ---------------------------------------------------------------------
    THN              100             108            105
- ---------------------------------------------------------------------
   AMEX              100              95             99
- ---------------------------------------------------------------------
PEER GROUP           100              91
- ---------------------------------------------------------------------


      The total return for the Corporation's Common Stock (THN), the American Stock Exchange Market Value Index (AMEX) and the Corporation's peer group (PEER GROUP) assumes the reinvestment of dividends. Cash dividends of $.15 per share of Common Stock were paid on March 15, 1994, September 30, 1994 and March 31, 1995, respectively, to shareholders of record on February 15, 1994, September 8, 1994 and March 15, 1995, respectively. Cash dividends of $.10 per share of Common Stock were paid on September 15, 1995 and March 20, 1996, respectively, to shareholders of record on August 30, 1995 and March 1, 1996, respectively. No assurance can be given, however, that the Corporation will continue to pay dividends in the future. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange ("AMEX"). The Corporation's Common Stock is traded on the AMEX under the ticker symbol "THN".

                          RELATIONSHIP WITH AFFILIATES

      Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo TerraTech has created the Corporation as a publicly held subsidiary, and Thermo Electron and certain of its subsidiaries have created several other privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries".)

      Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

      To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

      The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

      As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.2% of the Corporation's revenues for these services for calendar 1995. Beginning January 1, 1996, the fee has been reduced to 1.0% of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $767,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are representative of the expenses the Corporation would have incurred on a stand-alone basis. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

      As of March 30, 1996, $26,247,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

      On June 30, 1995, the Corporation issued 1,583,360 shares of Common Stock to Thermo TerraTech in consideration of the acquisition of Thermo TerraTech's Nuclear Services Group (renamed Thermo Nutech) by the Corporation. Such shares had a fair market value of $24,740,000 as of June 30, 1995. Thermo Nutech was acquired by Thermo TerraTech in April 1995, along with several unrelated environmental services businesses, for an aggregate purchase price of $34,300,000, upon the dissolution of the joint venture between Thermo TerraTech and Thermo Instrument Systems Inc. that had operated such businesses. The methodology adopted by the Board of Directors of the Corporation in establishing the valuation of Thermo Nutech was the same as that used by the Corporation when making unrelated party acquisitions of mature, profitable companies. The most important element of such method is based on projected return on total investment: specifically, the pre-tax return on total investment for the first full year of operation after the acquisition should not be less than 10.0%, with a reasonable expectation that in future years the return on investment would exceed that amount. Using Thermo Nutech's projected pre-tax income of $2,474,000 for fiscal year 1996, a return on investment equal to 10.0% resulted in a valuation of $24,740,000.

                                -- PROPOSAL 2--

                  PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

      The Board of Directors has determined that it is advisable to increase the Corporation's authorized Common Stock from 20 million shares to 50 million shares, and has voted to recommend that the Stockholders adopt an amendment to the Corporation's Certificate of Incorporation effecting the proposed increase.

      As of March 30, 1996, approximately 12.8 million shares of Common Stock were issued and outstanding (excluding treasury shares) and approximately an additional 5.2 million shares were reserved for issuance upon the conversion of existing securities and exercise of options granted under the Corporation's various stock-based compensation plans. Accordingly, a total of approximately
2.0 million shares of Common Stock were available for future issuance.

      The Board of Directors believes it continues to be in the best interest of the Corporation to have sufficient additional authorized but unissued shares of Common Stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board of Directors' discretion in connection with possible acquisitions of other companies, future financings, investment opportunities, stock splits or dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to the Corporation's Certificate of Incorporation and the delay and expense incurred in holding special meetings of the Stockholders to approve such amendments. There are at present no specific understandings, arrangements or agreements with respect to any future acquisitions that would require the Corporation to issue any new shares of its Common Stock. The Board of Directors believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

      No further authorization by vote of the Stockholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the American Stock Exchange or any stock exchange on which the Corporation's shares may then be listed. The issuance of additional shares of Common Stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. The Stockholders of the Corporation do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Corporation's securities.

      Thermo Electron, which owned approximately ____% of the outstanding voting stock of the Corporation on August 5, 1996, has sufficient votes to approve the amendment and has indicated its intention to vote for the approval of the amendment.

- -------------------------------------------------------------------------------

      The affirmative vote of a majority of the Common Stock outstanding and entitled to vote at the Meeting is required to approve the amendment to the Corporation's Certificate of Incorporation to effect the proposed increase in the Corporation's authorized shares. The Board of Directors considers this amendment to be advisable and in the best interests of the Corporation and its Stockholders and recommends that you vote FOR approval of the amendment. If not otherwise specified, Proxies will be vote FOR approval of this amendment.

- -------------------------------------------------------------------------------



                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

      Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.


                             STOCKHOLDER PROPOSALS

      Proposals of Stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than ___________, 1997.

                             SOLICITATION STATEMENT

      The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.



Apopka, Florida
August ___, 1996

                                  FORM OF PROXY

                            THERMO REMEDIATION INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 25, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned hereby appoints John P. Appleton, John N. Hatsopoulos and Jonathan W. Painter, or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Remediation Inc., a Delaware corporation (the "Company"), to be held on Wednesday, September 25, 1996, at 10:00 a.m., and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on August 5, 1996, with all of the powers the undersigned would possess if personally present at such meeting:

                   (Continued and to be signed on reverse side.)

            Please mark your
/ X /       votes as in this
            example.

The shares represented by this Proxy will be voted "FOR" the proposals set forth below if no instruction to the contrary is indicated or if no instruction is given.

1. Election of Directors.

NOMINEES: John P. Appleton, Elias P. Gyftopoulos, Fred Holubow, Theo Melas-Kyriazi, Frank E. Morris, Jeffrey L. Powell, and William A. Rainville.

            FOR         /  /           WITHHELD  /  /

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any):

                                                      FOR   AGAINST  ABSTAIN
2.    Approve an amendment to the Certificate of     /  /    /  /     /  /
      Incorporation of the Company to increase the authorized common stock from 20 million shares to 50 million shares.

3. In their discretion on such other matters as may properly come before the Meeting.


      Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

            PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                       DATE
            --------------------------------------     -----------------------
(NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON, EXECUTORS,
       ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING, GIVING FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, EXECUTE IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF MORE PERSONS, ALL SHOULD SIGN)